UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 9, 2005

Nextel Partners, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-29633	91-1930918

(Commission File Number)	(IRS Employer Identification No.)

4500 Carillon Point
Kirkland, Washington 98033

(Address of Principal Executive Offices)	(Zip Code)

(425) 576-3600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

     On March 7, 2005, Nextel Partners, Inc. (the “Company”) and Nextel Communications, Inc. (“Nextel”) entered into a Cooperation Agreement 800 MHz Spectrum Rebanding (the “Agreement”). The purpose of the Agreement is to set forth the parties’ respective rights and obligations with respect to the 800 MHz rebanding orders recently issued by the Federal Communications Commission. These orders seek to reallocate spectrum in the 800MHz band in large part to help resolve interference to public safety communications. The orders require Nextel to pay the full cost of relocation of all 800 MHz band incumbents to their new spectrum assignments with comparable frequencies. The Agreement was effective as of March 7, 2005 and will continue until mutually terminated by the parties or until all of the activities and undertakings required in the 800 MHz rebanding proceedings and orders are finally accomplished and all costs have been paid by Nextel.

     Pursuant to the terms of the Agreement, the Company has agreed to cooperate in good faith with Nextel to accomplish the reconfiguration of the 800 MHz band as required by the orders, including, without limitation, relinquishing certain 800MHz holdings below the 817/862 frequencies and ultimately relocating its system to frequencies in the 817/862 to 824/869 range; seeking any necessary approvals or consents from financial institutions; performing necessary channel clearing; entering into frequency relocation agreements with Nextel on reasonable and customary terms; cooperating with Nextel to prepare and file required applications and notices; and providing such other reasonable cooperation and documentation to allow Nextel to meet all timelines designated by the orders. Nextel has agreed to cooperate in good faith with the Company to accomplish the reconfiguration of the 800 MHz band as required by the orders, including, without limitation, entering into relocation agreements with third party incumbent licensees; communicating with the Company on a regular basis regarding the rebanding activities; making available to the Company frequencies in the 800 and 900 MHz band that are comparable to those being relinquished by the Company; ensuring that the Company receives an equal amount of comparable replacement spectrum free and clear of all liens (including ensuring that the Company holds licenses for frequencies in substantially the same amount and with substantially the same operating characteristics as the Company held prior to the rebanding process); and reimbursing the Company for all costs, fees and expenses incurred by the Company in connection with the Company’s performance under the Agreement and the orders. In addition, each party will indemnify the other party from any damages or claims relating to or arising out of any act of the indemnifying party in the performance of the Agreement.

     The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to such document, a copy of which is filed as Exhibit 10.83 hereto and is incorporated into Item 1.01 of this Form 8-K by reference.

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

     Following a review of its accounting policy in connection with the recent clarification from the Securities and Exchange Commission and in consultation with its independent registered public accounting firm, KPMG LLP, the Company has determined that it has incorrectly calculated its straight-line rent expense and related deferred rent liability with respect to certain operating lease transactions and has modified its computation to correct this issue. As a result, on March 11, 2004 the Company announced that its 2004 financial results should be revised and its financial statements for fiscal periods ended December 31, 2000 through 2003 and the first three interim periods of 2004 should be restated to make certain adjustments relating to its accounting practices and that such previously filed financial statements should no longer be relied upon. A copy of the Company’s press release announcing the restatement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by this reference.

     Historically, the Company had concluded that no lease renewal period for operating leases relating primarily to its radio transmitter sites was reasonably assured, as defined in Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (“SFAS No. 13”), and, accordingly, had used the initial non-cancelable lease term when calculating the amount of the straight-line rent expense attributable to those leases. In connection with its review of its accounting policies for leases, on March 9, 2005 the Company’s management and audit committee concluded that it is necessary to adjust its applicable lease terms to reflect those renewal periods that are “reasonably assured,” as defined in SFAS No. 13.

     While management believes that the impact of these adjustments is not material to any previously issued financial statements, it was determined that the cumulative adjustment required would have been too material to record only in 2004. The Company believes that the cumulative effect of these adjustments through December 31, 2004 will be less than $20 million. Accordingly, the Company will include its revised 2004 financial results and restated financial statements for prior periods in its 2004 Annual Report on Form 10-K.

     These adjustments to certain prior period financial statements are not attributable to any material non-compliance by the Company, as a result of any misconduct, with any financial reporting requirements under securities laws. In addition, as the modifications relate solely to accounting treatment, they will not affect the Company’s historical or future cash flow or the timing of payments under its relevant leases.

Item 9.01	Financial Statements and Exhibits.

     (c) The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.83	Cooperation Agreement 800 MHz Spectrum Rebanding dated March 7, 2005 between Nextel Communications, Inc. and Nextel Partners, Inc.

99.1	Press release, dated March 11, 2005, issued by Nextel Partners, Inc.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTEL PARTNERS, INC.
Date: March 11, 2005	By:	/s/ Barry Rowan
Barry Rowan
Vice President, Chief Financial Officer and Treasurer